Exhibit 99.1

FOR IMMEDIATE RELEASE			NEWS RELEASE

Date Submitted: NASDAQ Symbol:	July 27, 2010 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

SECOND QUARTER 2010 RESULTS

Highlights Include:

●

Net income of $937,000 and net income available to common shareholders of $525,000 in the second quarter of 2010, compared to $62,000 net income and a negative earnings available to common of $351,000 for these measures in the second quarter of 2009

●	Earnings per share equaled $0.07 for the second quarter of 2010, up from $0.03 per share in the first quarter of 2010 and a loss of $0.04 in the second quarter of 2009
●

Provision expense of $3.1 million and net charge-offs of $2.6 million in the second quarter of 2010 decreased from $5.3 million of provision expense and $2.7 million of net charge-offs in the second quarter of 2009

●	Ratio of the allowance for loan losses to loans strengthened to 1.90% at June 30, 2010, compared to 1.70% at December 31, 2009, and 1.48% at June 30, 2009
●	Loan portfolio continues to shrink due to economic conditions and lack of demand
●	Equity ratios remain strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $937,000 for the second quarter of 2010, compared to $62,000 for the second quarter of 2009, with net income available to common shareholders of $525,000 in the second quarter of 2010 compared to negative $351,000 in the second quarter of 2009. Earnings per share were $0.07 in the second quarter of 2010 compared to a loss of $0.04 in the second quarter of 2009. Returns on average assets and average equity for the second quarter of 2010 were 0.26% and 2.7%, respectively, compared to 0.03% and 0.3% respectively in the second quarter of 2009.

Earnings comparisons to the year-ago quarterly period were impacted by a one-time FDIC insurance assessment expense in the second quarter of 2009. Ongoing FDIC insurance expense, provision expense, and other credit and collection expense continue at elevated levels. Provision expense in the second quarter of 2010 was $3,066,000, up 23.1% from the first quarter of 2010 but 41.9% lower than in the second quarter of 2009. The provision expense of $3,066,000 in the second quarter of 2010 exceeded net charge-offs in the quarter of $2,599,000 as management continued to build the level of reserves for loan losses.

For the first half of 2010, net income of $1,596,000 was 1.3% higher than in the first half of 2009, although net income available to common declined to $771,000 in the first six months of 2010 versus $887,000 for the same period in 2009. Earnings per share were $0.10 in the first half of 2010 compared to $0.12 in the year-ago first half. Provision expense of $5,557,000 in the first half of 2010 exceeded net charge-offs of $4,083,000, and the provision expense was 19% lower than in the first half of 2009.

Expense control efforts continued. Comparing the second quarter of 2010 with the second quarter of 2009, salaries and employee benefits expense decreased 5.4% and occupancy and equipment expense declined 10.5%. The sale of 1st Armored in the first quarter of 2010, while having little impact on net income, also helped to reduce expenses.

Firstbank’s net interest margin was 3.82% in the second quarter of 2010 compared to 3.77% in both the first quarter of 2010 and the second quarter of 2009. Some of Firstbank’s affiliate banks have begun to pay off higher rate Federal Home Loan Bank advances upon their maturities, helping to reduce funding costs. Core deposits have increased, providing a lower cost source of funding. Also, strategies employed during 2009 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have resulted in the improvement in margin. The improvement in margin helped net interest income in the second quarter of 2010 increase 2.8% compared to the first quarter of 2010 and increase 6.8% from the second quarter of 2009.

Mortgage gains, particularly from refinances, were strong in 2009, but both refinance and purchase money mortgage business were very slow in the first quarter of 2010. However, the second quarter of 2010 saw some improvement. Gain on sale of mortgage loans increased to $726,000 in the second quarter of 2010, 96.2% above the level in the first quarter of 2010. In spite of this improvement in the quarter, for the first half of 2010, mortgage gains were 80% lower than in the first half of 2009.

The category of other non-interest income in the second quarter of 2010 showed decreases from both the first quarter of 2010 and from the second quarter of 2009. These decreases are more than explained by the absence of 1st Armored and 1st Title in the consolidated results.

Total assets of Firstbank Corporation at June 30, 2010, were $1.477 billion, an increase of 3.5% over the year-ago period. Total portfolio loans of $1.083 billion were 4.2% below the year-ago level. Commercial and commercial real estate loans decreased 2.5% over this twelve month period, and real estate construction loans decreased 11.2%. Residential mortgage and consumer loans also decreased. The strong mortgage refinance activity in 2009 resulted in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of June 30, 2010, were $1.162 billion, compared to $1.056 billion at June 30, 2009, an increase of 10.0%. Core deposits increased $107 million or 10.7% over the year-ago level.

Mr. Sullivan stated, “We continue to focus attention on managing credits and making adjustments in the operations of our company while we wait hopefully for improvement in economic activity. As many businesses and homeowners remain under economic stress, we saw an uptick in net charge-offs in the most recent quarter, although not to an amount above the year-ago level. There continues to be a lack of demand in our markets from borrowers with good credit credentials who are optimistically planning to invest in new projects that have good financial prospects. We continue to have abundant capacity and willingness to make good loans. However, the shrinkage of the loan portfolio results in increased holdings of cash and short term securities with very low investment yields.

“Our efforts to streamline our company by moving out of non-core activities, like title insurance and armored car services, are favorably impacting our expense levels and enabling management to focus on more significant issues. We are also capitalizing on opportunities, related to changes in our business volumes and technology, to reduce personnel and other operating expenses. While recognizing these opportunities, we also are mindful of the importance of our highly capable and motivated staff serving our customers, and our Compensation Committee continues to monitor and adjust compensation programs in accordance with its Compensation Philosophy.

“We continue to have success with our retail strategies and branch network, positioning ourselves well both currently and for the future. Core deposits continue to grow, increasing 0.5% in the second quarter and 10.7% over the past year. Construction is nearly complete on our new branch facility in DeWitt and we are beginning construction on a replacement facility for one of our high volume locations in Mt. Pleasant.”

At June 30, 2010, the ratio of the allowance for loan losses to loans increased to 1.90%, compared to 1.70% at December 31, 2009, and 1.48% at June 30, 2009. The ratio of allowance for loan loss to non-performing loans stood at 55% on June 30, 2010, compared to 47% at December 31, 2009, and 63% at June 30, 2009.

Net charge-offs were $2,599,000 in the second quarter of 2010, higher than the $1,484,000 in the first quarter of 2010, but reduced from the $2,736,000 amount in the second quarter of 2009. In the second quarter of 2010, net charge-offs annualized represented 0.95% of average loans. For the first half of 2010, net charge-offs annualized represented 0.74% of average loans, compared to 0.84% in the first half of 2009. The ratio of non-performing loans (including loans past due over 90 days) to loans stood at 3.43% on June 30, 2010, compared to 3.23% on March 31, 2010 and 3.66% as of December 31, 2009.

Total equity was slightly higher at June 30, 2010, compared to both the levels at December 31, 2009, and June 30, 2009. The ratio of average equity to average assets was 9.8% in both the first and second quarters of 2010, compared to 10.5% in the second quarter of 2009. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of restructured loans, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

UNAUDITED

	Three Months Ended:			Six Months Ended:
	Jun 30	Mar 31	Jun 30	Jun 30	Jun 30
	2010	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$16,993	$17,021	$17,504	$34,014	$35,128
Investment securities
Taxable	910	716	648	1,626	1,394
Exempt from federal income tax	272	309	321	581	653
Short term investments	50	53	23	103	53
Total interest income	18,225	18,099	18,496	36,324	37,228

Interest expense:
Deposits	4,198	4,278	4,819	8,476	9,987
Notes payable and other borrowing	1,359	1,497	1,821	2,856	3,784
Total interest expense	5,557	5,775	6,640	11,332	13,771

Net interest income	12,668	12,324	11,856	24,992	23,457
Provision for loan losses	3,066	2,491	5,276	5,557	6,864
Net interest income after provision for loan losses	9,602	9,833	6,580	19,435	16,593

Noninterest income:
Gain on sale of mortgage loans	726	370	3,109	1,096	5,482
Service charges on deposit accounts	1,180	1,097	1,122	2,277	2,205
Gain (loss) on trading account securities	0	23	16	23	(113)
Gain (loss) on sale of AFS securities	(46)	55	357	9	300
Mortgage servicing	63	126	(191)	189	(543)
Other	442	593	715	1,035	994
Total noninterest income	2,365	2,264	5,128	4,629	8,325

Noninterest expense:
Salaries and employee benefits	5,249	5,460	5,551	10,709	11,181
Occupancy and equipment	1,369	1,490	1,529	2,859	3,256
Amortization of intangibles	210	210	245	420	490
FDIC insurance premium	485	545	1,155	1,030	1,526
Other	3,406	3,722	3,460	7,128	6,714
Total noninterest expense	10,719	11,427	11,940	22,146	23,167

Income before federal income taxes	1,248	670	(232)	1,918	1,751
Federal income taxes	311	11	(294)	322	176
Net Income	937	659	62	1,596	1,575
Preferred Stock Dividends	412	413	413	825	688
Net Income available to Common Shareholders	$525	$246	$(351)	$771	$887

Fully Tax Equivalent Net Interest Income	$12,860	$12,543	$12,071	$25,403	$23,900

Per Share Data:
Basic Earnings	$0.07	$0.03	($0.04)	$0.10	$0.12
Diluted Earnings	$0.07	$0.03	($0.04)	$0.10	$0.12
Dividends Paid	$0.01	$0.05	$0.10	$0.06	$0.20

Performance Ratios:
Return on Average Assets (a)	0.26%	0.21%	0.03%	0.24%	0.24%
Return on Average Equity (a)	2.7%	2.2%	0.3%	2.4%	2.5%
Net Interest Margin (FTE) (a)	3.82%	3.77%	3.77%	3.80%	3.72%
Book Value Per Share (b)	$14.86	$14.73	$15.02	$14.86	$15.02
Average Equity/Average Assets	9.8%	9.8%	10.5%	9.8%	9.9%
Net Charge-offs	$2,599	$1,484	$2,736	$4,083	$4,790
Net Charge-offs as a % of Average Loans (c)(a)	0.95%	0.54%	0.96%	0.74%	0.84%

(a) Annualized
(b) Period End				`
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

UNAUDITED

	Jun 30	Mar 31	Dec 31	Jun 30
	2010	2010	2009	2009
ASSETS

Cash and cash equivalents:
Cash and due from banks	$25,752	$22,906	$27,254	$39,653
Short term investments	49,154	86,069	80,111	52,497
Total cash and cash equivalents	74,906	108,975	107,365	92,150

Securities available for sale	231,204	187,374	159,758	108,091
Federal Home Loan Bank stock	9,084	9,084	9,084	9,084
Loans:
Loans held for sale	108	1,098	578	2,676
Portfolio loans:
Commercial	182,773	188,983	192,096	183,287
Commercial real estate	381,216	388,324	397,862	395,227
Residential mortgage	374,901	375,000	376,683	390,318
Real estate construction	78,694	80,018	85,229	88,668
Consumer	65,127	66,318	69,736	72,482
Total portfolio loans	1,082,711	1,098,643	1,121,607	1,129,982
Less allowance for loan losses	(20,588)	(20,121)	(19,114)	(16,668)
Net portfolio loans	1,062,123	1,078,522	1,102,493	1,113,314

Premises and equipment, net	24,662	24,475	25,437	25,616
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	2,520	2,730	2,940	3,384
Other assets	36,491	39,581	39,187	36,302
TOTAL ASSETS	$1,476,611	$1,487,352	$1,482,356	$1,426,130

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$164,475	$155,896	$164,333	$165,574
Interest bearing accounts:
Demand	261,888	262,778	255,414	226,078
Savings	197,208	190,214	174,114	162,879
Time	522,205	531,667	532,370	480,954
Wholesale CD's	16,452	15,848	22,832	20,700
Total deposits	1,162,228	1,156,403	1,149,063	1,056,185

Securities sold under agreements to
repurchase and overnight borrowings	36,601	43,750	39,409	44,163
FHLB Advances and notes payable	85,110	94,246	100,263	127,814
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	8,382	10,002	10,657	13,953
Total liabilities	1,328,405	1,340,485	1,335,476	1,278,199

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,748	32,741	32,734	32,707
Common stock; 20,000,000 shares authorized	115,034	114,907	114,773	114,253
Retained earnings	(891)	(1,338)	(1,225)	50
Accumulated other comprehensive income/(loss)	1,315	557	598	921
Total shareholders' equity	148,206	146,867	146,880	147,931
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,476,611	$1,487,352	$1,482,356	$1,426,130

Common stock shares issued and outstanding	7,771,105	7,750,159	7,730,241	7,669,227
Principal Balance of Loans Serviced for Others ($mil)	$599.0	$597.8	$602.1	$575.1

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	3.43%	3.23%	3.66%	2.34%
Non-Perf. Loans + OREO / Loans (a) + OREO	4.30%	3.99%	4.29%	3.14%
Non-Performing Assets / Total Assets	3.18%	2.97%	3.27%	2.51%
Allowance for Loan Loss as a % of Loans (a)	1.90%	1.83%	1.70%	1.48%
Allowance / Non-Performing Loans	55%	57%	47%	63%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,090,129	$1,108,023	$1,124,361	$1,137,106
Total Earning Assets	1,349,637	1,343,224	1,318,027	1,283,676
Total Shareholders' Equity	146,396	146,037	147,730	148,247
Total Assets	1,487,312	1,484,094	1,455,351	1,417,842
Diluted Shares Outstanding	7,757,387	7,736,621	7,712,814	7,643,929

(a) Total Loans less loans held for sale